Exhibit 99.1
SKILLED HEALTHCARE GROUP REPORTS SECOND QUARTER 2009 EARNINGS PER DILUTED SHARE OF $0.25
FOOTHILL RANCH, Calif.— August 4, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its unaudited consolidated financial operating results for the three- and six-month periods ended June 30, 2009.
Consolidated Results — Second Quarter 2009
(as compared to the prior year period, unless otherwise noted) (1)
•	Revenues totaled $193.4 million, an increase of 7.2%
•	Long-term care services segment(2) revenue expanded to $167.6 million, up 5.4%
•	Ancillary services segment(3) revenue was $25.8 million, up 20.6%
•	Adjusted EBITDA (4) increased 3.0% to $28.5 million
•	Net income rose to $9.1 million, up 10.7%
•	Earnings per diluted share increased 13.6%
•	Skilled mix (5) was 23.6%, compared to 24.6% a year ago
•	Results include financial restatement costs of $0.9 million
Commenting on second quarter 2009 results, Boyd Hendrickson, Chairman and Chief Executive Officer stated, “We continue to face a challenging economic environment and an era of reimbursement uncertainty. Despite the challenging environment, we are committed to maintaining a keen focus on high quality patient care. During the second quarter, this focus enabled us to increase revenue both sequentially and year-over-year while posting double-digit increases in earnings as compared to the same period a year ago. Importantly, as we take a long-term perspective, our focus on a high facility ownership percentage and on building a high acuity business with proven results has translated into strong performance.”
Consolidated Results — First Six Months of 2009
(as compared to the prior year period, unless otherwise noted) (1)
•	Revenue increased 6.0% to $382.9 million
•	Long-term care services segment revenue totaled $333.1 million, up 4.8%
•	Ancillary services revenue rose to $49.7 million, an increase of 14.8%
•	Adjusted EBITDA increased 4.1% to $57.7 million
•	Net income improved 17.9% to $19.1 million
•	Earnings per diluted share were $0.52, up 18.2%
•	Skilled mix was 24.0%, compared to 25.2% a year ago
•	Results include financial restatement costs of $0.9 million in the second quarter
Outlook
Skilled Healthcare is updating its 2009 full year guidance and expects revenue to be between $765 million and $775 million and net income per diluted share to be between $0.95 and $1.01. EBITDA is expected to be in the range of $114 million to $119 million and EBITDAR is expected to be in the range of $133 million to $138 million. This guidance assumes:
•	A 1.0% decrease in Medicare payment rates in the fourth quarter of 2009;

•	No increase in Medicaid payment rates for the 2009/2010 fiscal year;

•	Development capital expenditures of approximately $22 million for new facilities and Express Recovery™ Units;

•	Preservation capital expenditures of approximately $16 million or $1,550 per bed;

•	Start-up losses of approximately $1.3 million on our newly completed developments;

•	Current debt structure and existing interest rates in 2009;

•	Cost control program to improve efficiencies; and

•	Effective tax rate of 39.5%
Conference Call
A conference call and webcast will be held today, Tuesday, August 4, 2009, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to discuss Skilled Healthcare’s consolidated financial results for the second quarter of 2009 and its outlook for the future.
To participate in the call, interested parties may dial (866) 383-8008 within the U.S. and (617) 597-5341 internationally and reference passcode 49239148. Alternatively, interested parties may access the call in listen-only mode via Skilled Healthcare Group’s Web site - www.skilledhealthcaregroup.com. A replay of the conference call will be available after 1:00 p.m. Pacific Time via Skilled Healthcare Group’s Web site or by dialing (888) 286-8010 within the U.S. and (617) 801-6888 internationally and referencing passcode 31716991. The replay will be available until September 4, 2009.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. companies operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and have a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. The companies also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Footnotes

(1)
On June 29, 2009, we restated our financial statements for the annual periods in fiscal years 2006 through 2008 and the quarterly periods in fiscal years 2007 and 2008 in our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and for the first quarter of 2009 in our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009. Throughout this press release, all referenced amounts for prior periods and prior period comparisons reflect the affected balances and amounts on a restated basis. Please refer to our amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and our amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 for more information regarding the restatement.

(2)	Long-term care services segment represents skilled nursing and assisted living facilities.

(3)	Ancillary services segment is comprised of rehabilitation therapy and hospice services.

(4)
Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP (U.S. generally accepted accounting principles) adjustments to net income that are reflected in the financial tables of this press release.

(5)
Skilled mix is defined as the number of Medicare and non-Medicaid managed care patient days at the Company’s skilled nursing facilities divided by the total number of patient days at the Company’s skilled nursing facilities for any given period.

Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the statements made by Mr. Hendrickson regarding the Company’s high-acuity business model to drive strong performance, as well as the outlook for Skilled Healthcare’s full year 2009 revenue, net income per diluted share, EBITDA and EBITDAR. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein), our amended Quarterly Report on Form 10-Q/A for the period ending March 31, 2009 and in our subsequent reports on Form 10-Q and Form 8-K.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
		(as restated)		(as restated)

Revenue	$193,400	$180,348	$382,851	$361,075
Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	154,257	143,439	304,472	286,342
Rent cost of revenue	4,568	4,478	9,107	8,943
General and administrative	6,823	5,557	13,063	11,779
Depreciation and amortization	5,867	5,073	11,344	10,233

	171,515	158,547	337,986	317,297

Other income (expenses):
Interest expense	(8,241)	(9,162)	(16,331)	(18,815)
Interest income	420	123	611	337
Other income (expense)	—	87	(60)	309
Equity in earnings of joint venture	751	718	1,484	1,109

Total other expenses, net	(7,070)	(8,234)	(14,296)	(17,060)

Income before provision for income taxes	14,815	13,567	30,569	26,718
Provision for income taxes	5,736	5,363	11,487	10,530

Net income	$9,079	$8,204	$19,082	$16,188

Earnings per share data:
Earnings per common share, basic	$0.25	$0.22	$0.52	$0.44

Earnings per common share, diluted	$0.25	$0.22	$0.52	$0.44

Weighted average common shares outstanding, basic	36,904	36,558	36,892	36,554

Weighted average common shares outstanding, diluted	36,928	36,871	36,929	36,877

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
		(as restated)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$12,174	$2,047
Other current assets	134,277	139,366
Property and equipment, net	357,669	346,466
Other assets	530,174	518,701

Total assets	$1,034,294	$1,006,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt and capital leases	$83,798	$86,303
Current portion of long-term debt and capital leases	3,457	7,812
Other long-term liabilities	46,451	45,439
Long-term debt and capital leases, less current portion	475,180	462,449
Stockholders’ equity	425,408	404,577

Total liabilities and stockholders’ equity	$1,034,294	$1,006,580

	Six Months Ended June 30,
	2009	2008
Cash Flow Data:
Net cash provided by operating activities	$28,776	$26,706
Net cash used in investing activities	$(18,993)	$(34,037)
Net cash provided by financing activities	$344	$6,032

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	9,123	9,091	9,123	9,091
Available patient days	830,193	827,281	1,639,183	1,642,641
Actual patient days	697,509	696,813	1,382,455	1,393,104
Occupancy percentage	84.0%	84.2%	84.3%	84.8%
Skilled mix	23.6%	24.6%	24.0%	25.2%
Percentage of Medicare days in the upper nine RUG categories(1)	41.0%	39.4%	41.4%	40.0%
Average daily number of patients	7,665	7,657	7,638	7,654
EBITDA(2) (in thousands)	$28,503	$27,679	$57,633	$55,429
Adjusted EBITDA (2) (in thousands)	$28,503	$27,679	$57,693	$55,429
Adjusted EBITDA margin (2)	14.7%	15.3%	15.1%	15.4%
Adjusted EBITDAR (2) (in thousands)	$33,071	$32,157	$66,800	$64,372
Adjusted EBITDAR margin (2)	17.1%	17.8%	17.4%	17.8%
Revenue per patient day (skilled nursing facilities prior to intercompany eliminations)
LTC only Medicare (Part A)	$499	$471	$498	$466
Medicare	$557	$518	$554	$511
Managed care	369	366	368	358
Medicaid	145	135	145	135
Private and other	162	155	162	154
Weighted average for all	$232	$222	$233	$222
Revenue from (total company):
Medicare	35.8%	37.0%	36.0%	37.2%
Managed care, private pay and other	33.1	32.3	33.0	32.1

Quality mix	68.9	69.3	69.0	69.3
Medicaid	31.1	30.7	31.0	30.7

Total	100.0%	100.0%	100.0%	100.0%

	As of June 30,
	2009	2008
Facilities:
Skilled nursing facilities (at end of period):
Owned	53	51
Leased	24	24

Total skilled nursing facilities	77	75

Total licensed beds	9,593	9,335
Assisted living facilities (at end of period):
Owned	20	12
Leased	2	2

Total assisted living facilities	22	14

Total licensed units	1,194	995
Total facilities (at end of period)	99	89
Percentage owned facilities (at end of period)	73.7%	70.8%

(1)
As of January 1, 2006, the Medicare resource utilization group, or RUG, categories were expanded from 44 to 53. This measures the percentage of our Medicare days that were generated by patients for whom we are reimbursed under one of the nine highest paying RUG categories.

(2)
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as net income before depreciation, amortization and interest expense (net of interest income) and the provision for (benefit from) income taxes. Adjusted EBITDA excludes certain special charges that are included in EBITDA such as the loss on disposal of asset. We define EBITDAR as net income before depreciation, amortization and interest expense (net of interest income), the provision for income taxes and rent cost of revenue. Adjusted EBITDAR is defined as Adjusted EBITDA excluding rent cost of revenue. EBITDA, Adjusted EBITDA and Adjusted EBITDAR along with the Adjusted EBITDA and Adjusted EBITDAR margins have been updated as restated in 2008.

Skilled Healthcare Group, Inc.
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR
(In thousands, unaudited)

	Three months ended June 30,		Six months ended June 30,
		2008		2008
	2009	(as restated)	2009	(as restated)
Net income	$9,079	$8,204	$19,082	$16,188
Interest expense, net of interest income	7,821	9,039	15,720	18,478
Provision for income taxes	5,736	5,363	11,487	10,530
Depreciation and amortization expense	5,867	5,073	11,344	10,233

EBITDA	28,503	27,679	57,633	55,429
Loss on disposal of asset	—	—	60	—

Adjusted EBITDA	28,503	27,679	57,693	55,429
Rent cost of revenue	4,568	4,478	9,107	8,943

Adjusted EBITDAR	$33,071	$32,157	$66,800	$64,372

We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of the financial performance and prospects for the future of our core business activities. Specifically, we believe that a report of EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our business. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our business against expected results, to analyze year-over-year trends, as described below, and to compare our operating performance to that of our competitors.
Management uses EBITDA, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on an administrative services segment and a facility by facility level. We typically use Adjusted EBITDA and Adjusted EBITDAR for these purposes at the administrative services level (because the adjustments to EBITDA are not generally allocable to any individual business unit) and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments: long term care services, which includes the operation of our skilled nursing and assisted living facilities; and ancillary services, which includes our rehabilitation therapy and hospice businesses. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense, income taxes, depreciation and amortization expense, facility rent expense and special charges, which may vary from business unit to business unit and period to period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to our underlying business. As a result, we believe that the use of EBITDA and Adjusted EBITDA provide a meaningful and consistent comparison of our underlying business between periods by eliminating certain items required by GAAP which have little or no significance in our day-to-day operations. Additionally, because Adjusted EBITDAR excludes facility rent expense, it is useful in comparing leased facilities to owned facilities.

We also make capital allocations to each of our facilities based on expected EBITDA returns and establish compensation programs and bonuses for our facility level employees that are based in part upon the achievement of pre-established EBITDA and Adjusted EBITDA targets.

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2009
(in millions)
Reconciliation of Forecasted Net Income to Forecasted EBITDA and
Forecasted EBITDAR:

	Outlook
	Low	High
GAAP net income guidance	$35.1	$37.2
Interest expense, net of interest income and other	33.0	33.5
Provision for income taxes	22.5	23.5
Depreciation and amortization expense	23.4	24.8

EBITDA guidance	114.0	119.0
Rent cost of revenue	19.0	19.0

EBITDAR guidance	$133.0	$138.0

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Shelly Hubbard
(949) 282-5800
investorrelations@skilledhc.com